UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 2, 2008
Date of Report (Date of earliest event reported)

iPARTY CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-25507	76-0547750
(State or other jurisdictionof incorporation)	(CommissionFile Number)	(IRS EmployerIdentification No.)

270 Bridge Street, Suite 301, Dedham, Massachusetts	02026
(Address of principal executive offices)	(Zip Code)

(781) 329-3952
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On January 2, 2008, iParty Corp. and its wholly-owned subsidiary, iParty Retail Stores Corp. (together, “we” or “iParty”), completed the purchase from the franchisees of two franchised Party City Corporation (“Party City”) retail stores in Lincoln, Rhode Island and Warwick, Rhode Island.  The purchase was made pursuant to the Asset Purchase Agreement entered into on August 15, 2007 (the “Asset Purchase Agreement”). The aggregate consideration for the assets purchased and related non-competition covenants was $1,350,000, plus approximately $195,000 for associated inventory, paid in cash at closing, on terms and conditions specified in the Asset Purchase Agreement. Both locations were converted into iParty stores immediately following the closing.

The Asset Purchase Agreement also provides that the selling Party City franchisees and their affiliates will not compete with iParty in Rhode Island for a period of five years from closing, and will not compete with iParty within a three-and-one-half mile radius anywhere in Massachusetts, Rhode Island, New Hampshire, Vermont, Maine, or Connecticut for a three-year period from closing, subject to certain terms specified more fully in the Asset Purchase Agreement.

Item 8.01	Other Events

On January 3, 2008, iParty issued a press release with respect to the completion of the purchase of the two stores and associated inventory referenced in Item 2.01 above, and the previously announced closings of its retail stores in North Providence, Rhode Island and Auburn, Massachusetts.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits
99.1	Press release of iParty Corp., dated January 3, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iPARTY CORP.

	By:	/s/ SAL PERISANO
Sal Perisano
Chairman of the Board and Chief Executive Officer
Dated: January 3, 2008

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION
99.1	Press release of iParty Corp., dated January 3, 2008